Exhibit 99.1

April 2, 2012

Pershing Square Announces Distinguished Railroad Veteran as

Seventh Nominee for Management Change

Stephen Tobias Was COO of Norfolk Southern and 2008 ‘Railroader of the Year’

NEW YORK, April 2, 2012 //- Pershing Square Capital Management, L.P. (“Pershing Square”) today announced that distinguished North American railroad operations executive, Stephen Tobias, will become the seventh Nominee for Management Change.

Tobias is a 40-year veteran of Norfolk Southern Corporation (NSC), having formerly served as the COO and Vice Chairman of the railroad. Under Tobias’ decades-long leadership, NSC evolved into what is widely regarded as the best run railroad in the United States. His role in transforming NSC, his contribution to the railroad industry, and his reputation for integrity earned him the industry’s most recognized honour: Railway Age Magazine’s Railroader of the Year in 2008. The magazine hailed Tobias as “a true thoroughbred among operating officers.”

“My nearly forty years of railroad operations experience enable me to make a real contribution to this project,” said Tobias. “I am excited about this opportunity to help unlock the enormous potential of a railroad as historic and iconic as the Canadian Pacific Railway. One can’t overemphasize the importance of a culture of execution at a railroad. Hunter Harrison and the Nominees for Management Change will put execution first and will own the results with absolute and full accountability.”

NSC earned twenty consecutive Harriman Gold Medal Awards for best safety performance of any railroad in the United States, fifteen of which were earned while Tobias was COO or EVP of Operations, and five of which were earned while he was in other senior operating roles. Under Tobias’ leadership, NSC enjoyed notable growth while simultaneously reducing NSC’s operating ratio by ten percentage points, during a period when NSC faced the challenge of integrating an acquisition of a substantial portion of The Consolidated Rail Corporation. At his retirement, NSC had the lowest operating ratio of any US Class I railroad by 400 basis points.

Pershing Square’s nominees, who will be proposed at the May 17th annual meeting of Canadian Pacific shareholders, are: Bill Ackman, Gary F. Colter, Paul G. Haggis, Paul C. Hilal, Rebecca MacDonald, Dr. Anthony R. Melman and Stephen Tobias. Seasoned Canadian business executives Melman, MacDonald, Haggis, and Colter have extensive experience in leading national enterprises. Together this highly experienced team will work to restore Canada’s most historic railroad to a position of leadership in the railroad industry.

“I am pleased to join this effort, along with the other distinguished members of the Nominees for Management Change, and look forward to an opportunity to serve,” Tobias added. “I’ve worked in rail operations my entire career, and can say unequivocally there is no better choice than Hunter to turn around CP. I’ve known Hunter for thirty years, and his understanding of a company’s unique challenges and opportunities has enabled him to deliver tremendous results at all kinds of railroads — large and small, U.S. and Canadian. Hunter has studied Canadian Pacific, CN’s only Canadian competitor, since 1997. He understands exactly what’s needed, and will deliver results.”

Said Pershing Square CEO Bill Ackman, “Steve understands the cultural and operational ingredients for success and is admired throughout the industry. His experience building and leading the operations of the best run railroad in the United States will make him an invaluable resource to his fellow directors and to Hunter during this important transformation. We are delighted to have both of these exceptional rail operators committed to our cause.”

Biography of Stephen C. Tobias

Railroad Experience:

Stephen C. Tobias, 67, started at Norfolk Southern Corporation as a junior engineer at the age of 25. He spent his career at Norfolk Southern and helped build it into what is widely regarded as the best run railroad in the United States.

Tobias served as Vice Chairman and COO of Norfolk Southern from 1998-2009, EVP and Head of Operations from 1994-1998, and in other operations leadership capacities in the prior years. Norfolk Southern earned twenty consecutive Harriman Gold Medal Awards for best safety performance of any railroad in the United States, fifteen of which were earned while Tobias was EVP or COO. A tribute to Tobias’ attention to and skill at team building, NSC has continued to earn these awards since his 2009 retirement.

The NSC operations team under Tobias’ leadership drove substantial growth while simultaneously reducing NSC’s operating ratio ten percentage points to 71% by the time he retired, a full 400 basis points more efficient than the next most efficient US Class I railroad. This impressive feat was accomplished while NSC faced the challenge of integrating the acquisition of a substantial portion of The Consolidated Rail Corporation.

For these accomplishments, his contribution to the industry, and his reputation for integrity, Stephen Tobias was awarded Railroader of the Year for 2008 by Railway Age Magazine.

Boards of Directors/ Memberships:

Tobias has served as a director of Plum Creek Timber Co, Inc.(NYSE: PCL) for over a decade.

Previously, he was a member of the Board of TTX Company, Transportation Technology Center, Inc., and the Association of American Railroads.

He was also Chairman of the Safety and Operations Management Committee of the American Association of Railroads (AAR) and Chairman of the Security Committee of the AAR.

Tobias has served on numerous other industry-related boards throughout his career.

Personal:

Tobias graduated from prestigious The Citadel Military College of South Carolina and later served in the US Army.

Tobias completed an advanced management program at Harvard Business School in 1986.

He has two grown children, and he lives in South Carolina with his wife Connie.

Biographies of Additional Nominees for Management Change

Bill Ackman, 45, is the founder and Chief Executive Officer of Pershing Square Capital Management, L.P., an investment advisor with $11 billion of assets under management, founded in 2003 and registered with the United States Securities and Exchange Commission. Investors in Pershing Square’s managed funds include university endowments, public and private U.S., Canadian and European pension funds, individuals, charitable foundations and sovereign wealth funds. Ackman is a director of the J. C. Penney Company, Inc. (NYSE: JCP), Chairman of the Board of The Howard Hughes Corporation (NYSE: HHC), and a director of Justice Holdings Ltd. (LSE: JUSH). Ackman is a member of the Board of Dean’s Advisors of the Harvard Business School and a Trustee of the Pershing Square Foundation, which has made more than $130 million in grants towards inner city education, global health care delivery, poverty alleviation, human rights, venture philanthropy, urban planning and the arts. Ackman received an M.B.A. from Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.

Gary F. Colter, 66, is the President of CRS Inc., a corporate restructuring, strategic and management consulting company which he founded in 2002. Previously, Mr. Colter spent 34 years with KPMG Canada and its predecessor firm Peat Marwick, where he was a Partner for 27 years, holding various senior positions, including Vice Chairman of

Financial Advisory Services and a member of the Management Committee from 1989 to 1998. From 1998 to 2000, Mr. Colter was Global Managing Partner of Financial Advisory Services and a member of a then new International Executive Team for KPMG International. In 2002, he retired as Vice Chairman of KPMG Canada. Since 2002, Colter has been a director of Owens-Illinois Inc. (NYSE:OI), the largest manufacturer of glass bottles in the world, where he serves on the Governance and Audit Committees and previously Chaired the Audit Committee for over six years. In 2003, he joined the board of Canadian Imperial Bank of Commerce (CIBC) (TSX:CM; NYSE:CM) where he Chairs the Governance Committee and serves on the Audit Committee. He previously served on the Compensation Committee and Chaired the Audit Committee of CIBC for over five years and the Risk Committee for one year. In 2004, Colter joined the board of Core-Mark Holding Company, Inc. (NASDAQ:CORE), a leading North American manufacturer of fresh and broad line supply solutions to the convenience retail industry. Mr. Colter is Chair of the Governance Committee and serves on the Audit Committee. He previously Chaired the Compensation Committee for over three years. In 2005, he joined the board of Retirement Residences REIT, a company that provides accommodation, care and services for seniors. In 2007, the company was purchased by Public Service Pension Investment Board and changed its name to Revera Inc. Colter is Chair of Revera’s Audit Committee and serves on the Governance Committee. From 2003 to 2006, Colter was a director of Saskatchewan Wheat Pool Inc., now Viterra Inc. (TSX:VT), and Chaired the company’s Audit Committee and was a member of the Strategic and Business Planning Committee. Mr. Colter has a B.A. (Honours) in Business Administration from the Ivey Business School of the University of Western Ontario, and is a Fellow Chartered Accountant.

Paul G. Haggis, 60, is currently Chairman of Alberta Enterprise Corporation, a venture capital initiative created by the Alberta Government that invests in funds that finance early stage technology companies. Mr. Haggis served from 1996-2001 as President and Chief Executive Officer for Alberta Treasury Branches Inc. (now, ATB Financial, Inc.) (ATB), a Crown corporation and the largest Alberta-based financial institution, now with assets of over $30 billion. Haggis began his career in corporate banking, joining in 1988 Metropolitan Life (now, MetLife, Inc.) (NYSE:MET) as Vice-President and Treasurer of Canadian operations. He subsequently held several senior positions there from 1988 to 1996, including President and CEO of Metropolitan Trustco and Metropolitan Financial Advisors Ltd. and COO for MetLife’s Canadian operations. From 2003-2007, Haggis joined OMERS, one of Canada’s largest pension plans, where he was President and Chief Executive Officer. From 2000 to 2003, he was a director of the Public Sector Pension Investment Board. During 2002, he was Executive Vice-President, Development and Chief Credit Officer of Manulife Financial (TSX:MFC; NYSE:MFC). Prior to OMERS, Haggis served as President and CEO of Edmonton-based Princeton Developments Ltd., a commercial real estate development company. Haggis is the former Chair of the Board of Borealis Infrastructure Management Inc. and of the Investment Committee of the Insurance Corporation of British Columbia. Since 2008, Haggis has served as a director and Chair of the Audit Committee of Advantage Oil & Gas Ltd. (TSX:AVV; NYSE:AVV), an oil and natural gas company headquartered in Calgary with properties in Western Canada. Haggis is currently a director of a number of other companies, including: C.A. Bancorp Inc. (TSX:BKP), a Canadian merchant bank (since 2009), where he also serves as Chairman; Liberty Silver Corporation (TSX:LSL), a mineral exploration and development company (since March 2011), where he also Chairs the Governance Committee; and UBC Investment Management Trust Inc., the investment manager of the University of British Columbia (since 2010). Haggis is also a former director/trustee and Audit Committee Chair of Prime Restaurants Inc. and the Royal Ontario Museum. He is a graduate of the University of Western Ontario and a certified Chartered Director through McMaster University. Haggis is a former officer of the Canadian Armed Forces Reserve.

Paul C. Hilal, 45, is a Partner at Pershing Square, which he joined in 2006. Mr. Hilal is Pershing Square’s railroad expert and has spent much of the last months visiting with shareholders alongside Hunter Harrison. From 2002- 2005, he was the Managing Partner of Caliber Capital Management, LP, an investment firm. From 1998-2001, he ran the information technology sector investment program at Hilal Capital Management. From 1992-1997, Hilal was a Principal at Broadview Associates, providing mergers and acquisitions advisory services to information technology companies. From 1999-2000, Hilal served as the Chairman of the Board and Interim Chief Executive Officer of Worldtalk Communications Corporation. He served as a director of Ceridian Corporation in 2007, prior to its sale to the Thomas H. Lee Company. Hilal received an A.B. degree in Biochemistry from Harvard College in 1988, a J.D. from Columbia University School of Law in 1992, and an M.B.A. from Columbia University School of Business in 1992.

Rebecca MacDonald, 58, is a founder and current Executive Chair of Just Energy Group Inc. (TSX:JE; NYSE:JE), a Toronto-based independent marketer of deregulated gas and electricity, with annual sales of $3 billion. Just Energy currently supplies more than 3.75 million customers across Canada and the United States, having signed its first customer in 1997. She has been a director of Just Energy since 2001 and has held the position of Executive Chair since 2007. In 1989, she founded Energy Marketing Inc., the first company which targeted small customers under Canadian natural gas deregulation, which she subsequently sold. Following the sale of that business, in 1995 she founded another company which aggregated customers within the U.K. natural gas deregulation, which was also sold. Ms. MacDonald served as President and Chief Executive Officer of Just Energy prior to becoming Executive Chair in 2007. MacDonald is a member of the Board of Governors of the Royal Ontario Museum and a member of the Board of the Horatio Alger Association of Canada. She founded the Rebecca MacDonald Centre for Arthritis and Autoimmune Disease at Mount Sinai Hospital in Toronto. She is Vice-Chair of the Board of Directors of Mount Sinai Hospital. Previously, she was a director of the Arthritis Society. In 2002, MacDonald received the Rotman Canadian Woman Entrepreneur of the Year Lifetime Achievement Award. That same year, the University of Toronto, Rotman School of Business named her Canadian Woman Entrepreneur of the Year for 2002. She was also named the top woman chief executive officer for each year from 2003-2009 by Profit Magazine. She was named Ontario Entrepreneur of the Year by Ernst & Young in 2003. In 2009, Ms. MacDonald received the Canadian Horatio Alger Award for demonstrated community leadership. She received an honorary degree from the University of Victoria in 2010.

Dr. Anthony R. Melman, 64, is Chairman and Chief Executive Officer of Nevele Inc., providing strategic business and financial advice to a wide range of businesses. Previously, Dr. Melman was a Managing Director (until 2006) and a Special Advisor, Strategic Acquisitions (2006-07) at Onex Corporation (TSX: OCX), which he joined as a Partner and Vice President at its inception in 1984. At Onex, Dr. Melman led or participated in the company’s bids for Labatt and Air Canada, and the acquisitions of Sky Chefs Inc., Beatrice Canada and electronics maker Celestica Inc. (TSX: CLS; NYSE: CLS), IBM’s manufacturing arm. Together with Celestica’s management team he developed Celestica from a single-facility manufacturing operation in Toronto with under US$1 billion in annualized sales in 1996, to a global public company listed on both the New York and Toronto Stock Exchanges with over US$10 billion in sales by 2001. Prior to joining Onex, Dr. Melman served as a Senior Vice President of the Canadian Imperial Bank of Commerce in charge of worldwide merchant banking, project financing, acquisitions and other specialized financing activities. Since 2010, Dr. Melman has served as a director and Chair of the Budget and Finance Committee of the Ontario Lottery and Gaming Corporation. He is a past director of Celestica Inc., ProSource Inc. and the University of Toronto Asset Management Corporation. He was, until February 2, 2012, Chair of The Baycrest Centre for Geriatric Care, one of the world’s premier academic health sciences centres focused on aging. Dr. Melman continues as a director of the Baycrest Centre, but has now assumed the role of Chair of Baycrest Global Solutions, a for-profit corporation that will commercialize the intellectual property, assets and technologies of the Baycrest Centre. He is also the former Chair of the Childhood Cancer Charitable Council of the Pediatric Oncology Group of Ontario (POGO) and a member of the Board of Governors of Mount Sinai Hospital. In 2011, Dr. Melman was appointed Chair of the Board of Directors of Cogniciti Inc., a for-profit joint venture created by Baycrest and MaRS Discovery District, an organization that helps science, technology and social entrepreneurs build their companies. Dr. Melman was born in Johannesburg, South Africa, and is a Canadian citizen. He holds a Bachelor of Science degree in Chemical Engineering from the University of the Witwatersrand, an M.B.A. degree (Gold Medalist) from the University of Cape Town and a Ph.D. in Finance from the University of the Witwatersrand.

Proxy Circular

Pershing Square expects to furnish a proxy circular to shareholders of Canadian Pacific, together with a BLUE proxy or voting instruction form. SHAREHOLDERS OF CANADIAN PACIFIC ARE URGED TO READ THE PROXY CIRCULAR AND RELATED PROXY MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of the proxy circular and any amendments or supplements thereto and further proxy circulars at no charge on SEDAR at http://www.sedar.com. The amended and restated circular will also be available on Canadian Pacific’s company profile on SEDAR at http://www.sedar.com and at http://www.CPRising.ca.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this filing that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict, and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this press release, except as required by applicable law.

Contact:

Jennifer Burner

(212) 260-8813

jburner@globalstrategygroup.com

Martha Durdin

(416) 642-4735

mdurdin@navltd.com

Additional Information

Canadian Pacific has announced that it will hold its annual meeting of shareholders on Thursday, May 17, 2012 in Calgary, Alberta. Pershing Square’s nominees will be considered for election at that meeting. Prior to the meeting, Pershing Square expects to furnish a proxy circular to shareholders of Canadian Pacific, together with a BLUE proxy or voting instruction form. SHAREHOLDERS OF CANADIAN PACIFIC ARE URGED TO READ THE PROXY CIRCULAR CAREFULLY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of the proxy circular and any amendments or supplements thereto and further proxy circulars at no charge on SEDAR at http://www.sedar.com. In addition, shareholders will also be able to obtain free copies of the proxy circular and other relevant documents by calling Pershing Square’s proxy solicitor in Canada, Kingsdale Shareholder Services Inc., at 1-866-851-3214 toll-free in North America, or at 1-416-867-2272 outside of North America (collect calls accepted), or Pershing Square’s proxy solicitor in the United States, D.F. King & Co., Inc., at 1-800-659-5550 toll-free in North America, or at 1-212-269-5550 outside of North America (collect calls accepted), when they become available.

Information in Support of Public Broadcast Solicitation

Pershing Square is relying on the exemption under section 9.2(4) of National Instrument 52-102 – Continuous Disclosure Obligations to make this public broadcast solicitation. The following information is provided in accordance with corporate and securities laws applicable to public broadcast solicitations.

This solicitation is being made by Pershing Square, and by Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd. (excluding Pershing Square, collectively, the “Pershing Square Funds”), and not by or on behalf of the management of Canadian Pacific.

The address of Canadian Pacific is Suite 500, 401—9th Avenue S.W. Calgary, Alberta T2P 4Z4.

Pershing Square has filed an information circular dated January 24, 2012 and amended and restated as of February 22, 2012 (the “Pershing Square Circular”) containing the information required by Form 51-102F5 – Information Circular in respect of its proposed nominees. The Pershing Square Circular will be available on Canadian Pacific’s company profile on SEDAR at http://www.sedar.com.

Proxies for the Canadian Pacific shareholders meeting may be solicited by mail, telephone, facsimile, email or other electronic means as well as by newspaper or other media advertising and in person by managers, directors, officers and employees of Pershing Square who will not be specifically remunerated therefor. In addition, Pershing Square may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, conveyed by way of public broadcast, including press release, speech or publication, and by any other manner permitted under applicable Canadian laws. Pershing Square may engage the services of one or more agents and authorize other persons to assist it in soliciting proxies on behalf of Pershing Square and the Pershing Square Funds.

Pershing Square has entered into an agreement with Kingsdale Shareholder Services Inc. (“Kingsdale”) pursuant to which Kingsdale has agreed that it will act as Pershing Square’s proxy agent should Pershing Square commence a formal solicitation of proxies. Pursuant to this agreement Kingsdale would receive a fee of $100,000, plus an additional fee of $6.00 for each telephone call to or from Canadian Pacific shareholders. Pershing Square has also entered into an agreement with D.F. King & Co., Inc. (“D.F. King”) pursuant to which D.F. King has agreed that it will provide certain consulting and related services, including acting as Pershing Square’s proxy agent in the U.S. should Pershing Square commence a formal solicitation of proxies. Pursuant to this agreement D.F. King will receive an initial fee of $75,000 and an additional fee of $100,000 upon the mailing of final proxy materials, plus an additional fee for telephone calls and telecommunication charges in an amount to be agreed upon by the parties. In addition, Kingsdale and D.F. King may be entitled to success fees on the successful completion of Pershing Square’s solicitation, as determined by Pershing Square in consultation with the respective agents.

All costs incurred for the solicitation will be borne by the Pershing Square Funds.

A registered holder of common shares of Canadian Pacific that gives a proxy may revoke it: (a) by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the form of proxy to be provided by Pershing Square, or as otherwise provided in the proxy circular, once made available to shareholders; (b) by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing, as the case may be: (i) at the registered office of Canadian Pacific at any time up to and including the last business day preceding the day the meeting of Canadian Pacific shareholders or any adjournment or postponement of the meeting is to be held, or (ii) with the chairman of the meeting prior to its commencement on the day of the meeting or any adjournment or postponement of the meeting; or (c) in any other manner permitted by law.

A non-registered holder of common shares of Canadian Pacific will be entitled to revoke a form of proxy or voting instruction form given to an intermediary at any time by written notice to the intermediary in accordance with the instructions given to the non-registered holder by its intermediary. It should be noted that revocation of proxies or voting instructions by a non-registered holder can take several days or even longer to complete and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form to ensure it is given effect in respect of the meeting.

Neither Pershing Square, the Pershing Square Funds, nor any of their managing members, directors or officers, or any associates or affiliates of the foregoing, nor any of Pershing Square’s nominees for the Board of Directors of Canadian Pacific, or their respective associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of Canadian Pacific’s most recently completed financial year or in any proposed transaction that has materially affected or would materially affect Canadian Pacific or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the upcoming meeting of Canadian Pacific shareholders, other than the election of directors.